EXHIBIT 1

                      AGREEMENT TO FILE JOINT SCHEDULE 13D


     The undersigned hereby agree and consent to the filing of a joint Schedule 13D pursuant to the Securities Exchange Act of 1934 on behalf of each of the undersigned with respect to securities of Featherlite Mfg., Inc. The parties hereby agree that the information in such Schedule 13D is true and correct as to each of them.

                                  VANTARE INTERNATIONAL, INC.


                                  By  /s/ Michael Guth
                                  Michael Guth, President



                                  /s/ Michael Guth
                                  Michael Guth



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